Exhibit 10.18A
RESTATEMENT AND AMENDMENT OF
MASTER TECHNOLOGY LICENSE AGREEMENT*
     This Master Technology License Agreement (the “Agreement”) is effective as of the 1st day of January, 2003 (“Effective Date”), and is restated and amended as of December 19, 2003, by and between Sonics, Inc., a Delaware corporation with principal offices at 2440 West El Camino Real, Suite 600, Mountain View, California 94040 (“Sonics”), and Broadcom Corporation, a California corporation with principal offices at 16215 Alton Parkway, P.O. Box 57013, Irvine, California 92619-7013, for itself and its Affiliates (“Broadcom”).
     WHEREAS, SonicsTM develops and licenses intellectual property (“IP”) cores in the field of on chip or system on chip communication networks that connect IP cores in order to optimize, improve, configure and automate on chip communications;
     WHEREAS Broadcom wishes to license the Licensed Technology in order to develop integrated circuit devices that incorporate Sonics IP Cores.
     NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:
1. DEFINITIONS
     For purposes of this Agreement, the following terms shall have the following meanings:
     1.1 “Affiliate” as applied to Broadcom, means any company other legal entity other than Broadcom, in whatever country organized, controlling or controlled by Broadcom. The term “control” means possession of the power to direct or cause the direction of the management and policies whether through the ownership of voting securities, by contract or otherwise.
     1.2 “Change of Control” with respect to an entity means the occurrence of one or more of the following: (i) the acquisition by any single third party, whether by tender or exchange offer made directly to the stockholders, open market purchases or any other transaction or series of transactions, of more than 40% of the capital stock entitled to elect the members of the Board of Directors or other analogous governing body of such entity; (ii) a merger or consolidation in which such entity is not the surviving entity, except for a transaction in which the securities of such entity immediately prior to consummation of such merger or consolidation are converted by means of such merger or consolidation into securities representing more than sixty percent (60%) of the total combined voting power of the surviving entity; or (iii) any reverse merger in which such entity is the surviving entity but in which the securities of such entity immediately prior to consummation of such reverse merger represent less than sixty percent (60%) of the total combined voting power of such entity’s capital stock outstanding immediately after consummation of such merger.

* [***]: Certain information in this document has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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     1.3 “Commencement Notice” means the notice attached hereto as Exhibit A, informing Sonics of the commencement of the design or development of a Device under this Agreement.
     1.4 “Confidential Information” means all technical, financial, commercial, legal or other information, in whatever form or media, that is not generally known to the public, whether or not it is patented, registered or otherwise publicly protected, and includes, without limitation, the Licensed Technology, databases and netlists generated with the Licensed Technology, the terms and conditions of this Agreement and the commercial intentions of the parties. In the case of disclosures in non-documentary form made orally or by visual inspection, the disclosing party shall have the obligation to confirm in writing within thirty (30) days after the disclosure is made, the fact that such information is confidential and protected hereunder.
     1.5 “Derivative Work” has the meaning given to such term in the Copyright Act of 1976, as amended and in effect on the Effective Date.
     1.6 “Device” means a semiconductor device designed by Broadcom (with the use of Licensed Technology) that incorporates at least one instance of a Sonics IP Core. A Device may be in the form of an RTL Code instantiation, a gate level netlist, a mask layout, or hardened silicon. Any changes to an existing Device’s features, functionalities or architecture constitutes a separate Device, provided, however, that none of the following shall be considered the initiation of a separate or new Device: [***].
     1.7 “Deliverables” means the documentation, development tools, synthesis tools, and verification tools delivered with the SiliconBackplane™ MicroNetwork IP core ([***]) and the MemMax™ Memory Scheduler IP core ([***]), as well as any updates or upgrades to the Deliverables provided to Broadcom by Sonics pursuant to this Agreement.
     1.8 “Intellectual Property Rights” means all patents, copyrights, trade secrets and proprietary know-how, as well as any applications for such rights.
     1.9 “Licensed Technology” means Sonics SiliconBackplane MicroNetwork IP core ([***]), Sonics MemMax Memory Scheduler IP core ([***]), and the Deliverables, as well as any updates, enhancements, upgrades, and modifications thereto that are provided by Sonics hereunder to Broadcom during the Term of this Agreement.
     1.10 “Minimum Annual Payment” shall have the meaning given to it in Section 5.2.
     1.11 “Net Sales” means the gross sales amount invoiced to customers of Broadcom or its Affiliates for each Device sold, less amounts invoiced for returned goods for which a refund or other credit is given, and less charges for insurance, handling, duty, freight and taxes (where such items are included in the invoiced price). Net Sales shall not be reduced by any offsets or tradeoffs by Broadcom or its Affiliates against any amounts invoiced to customers of Broadcom or its Affiliates for Devices. Net Sales shall also include the amount of fair market value of all other consideration received by
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Broadcom or its Affiliates for the sale or transfer of Devices, whether such consideration is in payment in kind, exchange or another form.
     1.12 “Sonics IP Core” means either Sonics SiliconBackplane MicroNetwork IP core or Sonics MemMax Memory Scheduler IP core.
     1.13 “Trademarks” shall have the meaning given to it in Section 11.1.
2. PRIOR AGREEMENTS
     2.1 Prior Agreements and Payments. Sonics and Broadcom have previously entered into the License Agreement for Sonics Products and Technology “NA000701BRCM dated July 31, 2000 (“Original Agreement”) and the Amendment to and Renewal of License Agreement dated July 1, 2001 (“Amendment”) (collectively “Prior Agreements”). The Amendment and the Original Agreement expired on December 31, 2002. Certain provisions in the Original Agreement and the Amendment may survive in accordance with the terms of such agreements. In addition, Broadcom paid to Sonics a royalty payment on [***]. Sonics and Broadcom desire to enter into this Agreement to govern the future use of the Licensed Technology by Broadcom, and do so by virtue of this Agreement.
     2.2 In order to simply the royalty accruing, reporting and payment structure for all Devices designed under all agreements between the parties, the parties hereby make the following amendments: except as set forth in Section 2.2(a) below, all Devices incorporating a Sonics IP Core (including those developed and designed under the Prior Agreements and those developed and designed under this Agreement) sold or transferred at any time shall bear a royalty at the rates in the schedule stated in Section 5.3 of this Agreement. All royalties for Devices shall be earned, accrued, reported and paid under the provisions of Article 5, with the below exceptions.
          (a) [***].
          (b) On the execution of this restatement to the Agreement, Broadcom shall submit to Sonics a royalty report and royalty payment for all cumulative Devices sold or transferred by Broadcom prior to September 30, 2003 that are not subject to the moratorium in Section 2.2(a) above. In making such royalty payment, Broadcom shall first deduct from the amount of any payment the Royalty Deposit. In the event the amount deducted from the Royalty Deposit is less than the Royalty Deposit, Broadcom shall apply the reminder of the Royalty Deposit to subsequent royalty payments from Broadcom to Sonics. Subsequent to this report, Broadcom shall issue royalty reports and payments in the normal manner in accordance with this Section 2.2 and Article 5.
     2.3 STIPULATION AND RELEASE
          (a) Release. In consideration for the value conferred hereunder including, without limitation, the acceleration of royalty payments made under Section 2.2 above, Sonics hereby (i) stipulates that other than the BCM 4309 version C0 and BCM 4306 version C0 (and later versions to either), all revisions, changes,
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alterations or other modifications (made up to the date of this restatement to the Agreement) to Devices commenced under the Prior Agreements have not resulted in the creation of any new Devices under those Agreements, (ii) agrees that no additional license fees, royalties or other amounts for the licensing of the Licensed Technology are due except as set forth in this Article 2 and (iii) releases Broadcom and its past, present, and future agents, attorneys, employees, officers, directors, shareholders, partners, predecessors, successors, assigns, representatives, parents, affiliated and subsidiary companies, and all persons acting by, through, under, or in concert with either party, from any claim for additional license fees, royalties or other amounts for the licensing of the Licensed Technology arising out of under the Prior Agreements and due prior to the Effective Date (except solely as provided for under Section 2.2(b) above).
          (b) Civil Code Section 1542. The Parties acknowledge that the releases provided for herein are limited in nature. Notwithstanding, as to those claims specifically and generally released herein (known or unknown), the Parties specifically waive any and all rights or benefits which they may enjoy under the terms of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
3. LICENSE GRANTS
     3.1 Subject to the terms and conditions of this Agreement, Sonics hereby grants to Broadcom a royalty-bearing, nonexclusive, nonsublicensable, nontransferable license under Sonics Intellectual Property Rights in the Licensed Technology to:
          (a) use the Licensed Technology internally for the design and development of Devices for itself during the Term of this Agreement; and
          (b) make, have made, offer to sell, import or otherwise distribute the Devices designed and developed under the license granted in Section 3.1(a).
     3.2 Restrictions on Use of Licensed Technology.
Broadcom agrees to the following restrictions on its use of the Licensed Technology:
          (a) Broadcom may not reverse engineer any Licensed Technology not delivered in source format (the “binary materials”), nor may Broadcom decompile, disassemble, or otherwise reduce the binary materials or any component thereof to human-readable or non-binary form. The Licensed Technology may only be used in, transferred to, or accessed from, sites in the United States, Canada, India, Singapore, Israel, Japan, the European Union, Korea, Taiwan or any other country where Broadcom has an Affiliate, provided, however, that the Licensed Technology may not be used in, transferred to, or accessed from sites in China or any country where use is in conflict with Broadcom’s obligations under Section 11.7.
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          (b) Broadcom agrees to restrict access to the Licensed Technology solely to those of its employees or consultants who have a need to use the Licensed Technology in performing Broadcom’s duties and exercising Broadcom’s rights under this Agreement. Broadcom agrees to comply with the reasonable requests of Sonics to provide Sonics with information required to determine whether unauthorized individuals did or did not have access to the Licensed Technology or any portion thereof.
          (c) The Licensed Technology may be placed on file servers only if access to such server(s) is restricted to a known set of computer systems. The Licensed Technology shall be protected using, at a minimum, native operating system permissions capabilities to restrict all access (including read access) to a known and specific group of users, each of whom has a need to use. Moreover, such users shall use commercially reasonable password security, and “log off” or “lock access” to their systems when not in use. The Licensed Technology may be backed up only to a medium that complies with the restrictions of this Section 3.2. Broadcom shall prevent remote access to the Licensed Technology from other locations by any party other than Broadcom’s employees, contractors or consultants that need to have access. Should files move to another system, whether or not remote, the same access limitations shall apply.
          (d) Broadcom shall not distribute, disclose, assign, sublicense, or otherwise transfer the Licensed Technology to any third party, except for the Sonics IP Core and then only as part of a Device where the configuration parameters of the Sonics IP Core have been specified by Broadcom.
          (e) Broadcom shall not modify, translate or create any Derivative Works of the Licensed Technology or any portion thereof; provided, however, that Broadcom may modify the RTL Code, gate level netlist, mask layout and hardened silicon created through the licensed use of the Licensed Technology. Broadcom shall not remove or alter any copyright, trademark, trade name or other proprietary notices, legends, symbols or labels appearing on or in copies of the Licensed Technology.
          (f) Broadcom retains the right to use other on-chip interconnection technology and to develop proprietary on-chip interconnection technology that may be functionally equivalent to the Licensed Technology; provided, however, such development occurs without use of or reference to the Licensed Technology.
     3.3 Rights and Reservations. No license or other right is granted, by implication, estoppel or otherwise, to Broadcom under any Intellectual Property Rights now or hereafter owned or controlled by Sonics except for the licenses and rights expressly granted in this Agreement. Except for any third party software or open source software which may be included as a part of the Licensed Technology and submit to the licenses and rights granted herein, Sonics retains all rights, title, ownership and interest in and to the Licensed Technology, including, all Intellectual Property Rights embodied therein, and all revisions, upgrades and updates of any of the foregoing.
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4. DELIVERY AND MAINTENACE
     4.1 Delivery. Upon execution of this Agreement, Sonics shall deliver to Broadcom the Licensed Technology as detailed in the following table.

Sonics IP Core	Delivery Date
Silicon Backplane MicroNetwork and its Deliverables	Upon execution of this Agreement

MemMax Memory Scheduler and its Deliverables	Upon receipt of a Commencement Notice for
a Device incorporating MemMax Memory
Scheduler
     4.2 Commencement Notices. Broadcom shall deliver to Sonics a Commencement Notice upon the start of design or development of each Device during the Term of this Agreement. The form of the Commencement Notice is attached hereto as Exhibit A. Sonics may only use Commencement Notices to authorize maintenance requests, to verify use of licenses, and to track royalties. Maintenance services and technical support cannot be provided for any Devices for which a Commencement Notice has not been received. All such Commencement Notices will be the Confidential Information of Broadcom.
     4.3 Maintenance, Training and Technical Support. Sonics will provide best-of-breed maintenance, training and technical support to Broadcom for the Licensed Technology at the following rates:
          (a) Maintenance Services. Upon payment, maintenance services will be provided by Sonics in six (6) months terms by knowledgeable, qualified Sonics’ engineers. Maintenance services will include bug fixes to the Licensed Technology, and analysis of, and response to reported errors in the Licensed Technology. Maintenance will also include all revisions, upgrades and updates to the Licensed Technology that are made generally available to any other Sonics’ customer.

Maintenance Fee
per Six-Month Term
Sonics IP Core	per Broadcom Location
SiliconBackplane MicroNetwork	[***]

MemMax Memory Scheduler	[***]
If Broadcom fails to pay maintenance services for one or more maintenance terms, Broadcom may in its sole discretion re-start maintenance at any time thereafter (during the Term of this Agreement and for three (3) years thereafter) by paying for all maintenance terms (that were unpaid) up to and including the then-current maintenance term (and Sonics may not refuse receipt of such maintenance fees).
          (b) Training (SB and OCP). Upon payment, Sonics will provide training and system analysis on the SiliconBackplane Micronetwork and on the Open Core Protocol Specification. Each training class will be provided by knowledgeable,
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qualified Sonics’ engineers, will be [***] and will be for up to [***] Broadcom employees. Training classes shall cost [***] per class, plus reasonable travel and lodging expenses for Sonics engineers.
          (c) Training (MemMax). Sonics will provide training on MemMax Memory Scheduler upon receipt of a Commencement Notice for a Device incorporating MemMax Memory Scheduler. [***]. Each training class will be provided by knowledgeable, qualified Sonics’ engineers, will be [***] and will be for up to [***]. Training classes shall cost [***] per class, plus reasonable travel and lodging expenses for Sonics engineers.
          (d) Contract Services. Upon payment, Sonics will provide technical support for the Licensed Technology consisting of telephone, fax, and email support in response to requests for assistance in understanding and use of the Licensed Technology. Technical support shall be provided by knowledgeable, qualified Sonics’ engineers, will be contracted in [***] blocks and each block shall cost [***]. The technical contact designated in Section 11.11 shall coordinate the technical support.
     4.4 Delivery of Non-Expiring Keys. Within ten (10) business days of the execution of this restatement to the Agreement Sonics shall deliver to Broadcom an electronic key or other activating item or device enabling sue of the Licensed Technology (“Key”) that (a) shall never expire and (b) Broadcom may use if there is a Change of Control of Sonics and only (i) to the extent the surviving entity is not in compliance with the terms and conditions of this Agreement and to the extent this Agreement is still in effect or (ii) in accordance with Section 6.3 below. Sonics hereby acknowledges that any delay in providing Broadcom with Keys under this Agreement will result in irreparable injury to Broadcom.
5. CONSIDERATION
     5.1 Per Device License Fee. In consideration of the license grants and access to the Licensed Technology, Broadcom agrees to pay to Sonics a license fee for each Device designed or developed by Broadcom, as detailed in the following table. For purposes of clarity, as used in this Section 5.1, “per Device” or each Device” means each distinct type of Device (for which a new Commencement Notice is due pursuant to Section 4.2) and not multiple reproductions of the same type of Device.

Per Device
Sonics IP Core	License Fee	Payment Due Dates
SiliconBackplane MicroNetwork	[***]	[***]
[***]

MemMax Memory Scheduler	[***]	[***]
     5.2 Minimum Annual Payment for SiliconBackplane MicroNetwork. Broadcom agrees to purchase a minimum of [***] for Devices incorporating a SiliconBackplane MicroNetwork IP Core per contract year during the Term of this Agreement, payable as follows: upon execution of this Agreement, and within forty five
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(45) days of invoice by Sonics (which invoice shall be provided no earlier than one (1) month before every anniversary of the Effective Date while this Agreement is in effect), Broadcom shall pay to Sonics [***] for [***] for use in the applicable contract year (the “Minimum Annual Payment”). Notwithstanding the foregoing payment terms, should Broadcom decide to make the Minimum Annual Payment for contract year 2004, such payment shall be made by Broadcom and received by Sonics on or before December 31, 2003. Broadcom shall be permitted to use the [***], purchased each contract year with the Minimum Annual Payment, to commence the design and development of [***] Devices during such contract year. Evidence of the commencement of a Device shall only be shown by receipt by Sonics of a Commencement Notice for such Device. If Broadcom commences more than [***] Devices in a contract year, Broadcom shall pay Sonics the per Device license fee of [***], due upon the submission of a Commencement Notice for each such Device. Broadcom shall have the right to continue to design and develop any Device commenced in a contract year in subsequent years while this Agreement is in effect without any additional license fee or cost; provided, however, any license not used in a contract year (as evidenced by a Commencement Notice) shall expire at the end of the contract year (i.e., there is no roll-over of un-used licenses to subsequent years). Subject to the provisions of this Section 5.2, in the event that Broadcom discontinues the design and development of a Device prior to its production (on a Device which Broadcom has already provided a Commencement Notice to Sonics), then Broadcom may transfer the license for such discontinued Device to a new Device, provided that (i) the Commencement Notice for the design or development for the new Device commences within twelve (12) months of the first tape-out of the discontinued Device, and (ii) Broadcom informs Sonics of this substitution of the New Device in such new Commencement Notice.
Notwithstanding the foregoing, should Broadcom choose not to make the Minimum Annual Payment in any contract year, this Agreement shall terminate on the date when the Minimum Annual Payment shall have been due for such contract year, and all licenses and rights granted hereunder and the obligations imposed hereunder shall cease except for those surviving pursuant to Section 6.4. The decision not to make a Minimum Annual Payment shall not be considered a breach of this Agreement nor shall Broadcom have any liability except for the obligations and liabilities that survive in accordance with the terms of this Agreement, to Sonics for making such choice.
     5.3 Royalties. In further consideration of the license grants and access to the Licensed Technology, Broadcom will pay Sonics running royalties of the lesser of (i) a percentage of Net Sales per Device or (ii) the maximum royalty per Device; sold or disposed of by Broadcom or its Affiliates, in accordance with the schedule below. No multiple royalties shall be payable or due because any single Device incorporates more than one (1) Sonics IP Core.

	Royalty Rate Per	Maximum Royalty
Sonics IP Core	Device (% of Net Sales)	Per Device
SiliconBackplane Micronetwork	[***]	[***]
MemMax Memory Scheduler	[***]
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Sales or transfers by Broadcom of Devices to its Affiliates shall not be counted as royalty-bearing sales so long as such Devices are thereafter sold or transferred by such Affiliates to customers.
     5.4 Special Royalty Provisions for Certain Devices.
Physical Disablement. Broadcom shall not have to pay royalties on any Device incorporating a SiliconBackplane MicroNetwork IP core where the SiliconBackplane MicroNetwork IP core has been disabled by package wire bonding or other physical mechanism, such that no transactions may pass across the Open Core Protocol boundary or may pass across the SiliconBackplane MicroNetwork. Such Devices shall still require the payment of a per Device license fee subject to Section 5.1. Broadcom shall identify (by internal Broadcom design number) on the appropriate Commencement Notice, which Devices are not subject to royalties under the provisions of this Section 5.4. Software disabling of a SiliconBackplane MicroNetwork IP Core on a Device shall not qualify for the royalty waiver in this Section 5.4.
     5.5 Royalty Reports and Payments. Sonics will send an invoice for royalty payments, for an unspecified amount, to Broadcom at the end of each [***] during the Term of this Agreement, as a courtesy to Broadcom. Broadcom shall deliver to Sonics, within [***] days after receiving such quarterly invoice from Sonics a report substantially in the form of the royalty reporting form attached hereto as Exhibit B, together with payment of the royalty with respect to such Devices. All such royalty reports will be the Confidential Information of Broadcom and may only be accessed within Sonics by its Chief Executive Officer, Chief Financial Officer (and his or her immediate direct reports) and Director of Legal Affairs (and his or her immediate direct reports), or outside financial or legal advisors, but only so long as such outside financial or legal advisors enter into confidentiality agreements with Sonics with restrictions on the use or dissemination of such royalty reports at least as restrictive as the terms and conditions in this Agreement. Notwithstanding any provision to the contrary set forth in this Section 5.5 or elsewhere in this Agreement, upon a Change of Control of Sonics involving a competitor of Broadcom, the only information Broadcom shall be obligated to provide in a royalty report shall be the amount of royalties due to Sonics or its successor-in-interest.
     5.6 Payments. All amounts paid by Broadcom hereunder shall be non-refundable and non-creditable. All royalties shall be earned upon invoicing by Broadcom for Devices for which royalties are owed to Sonics. All payments due under this Agreement shall be made by check or bank wire transfer in immediately available funds to a bank account designated by Sonics. Any payments due hereunder that are not paid when due shall bear interest at the lesser of one and one-half percent (1.5%) per month or the maximum rate permitted by law, calculated on the number of days such payment is delinquent.
     5.7 Books and Records. Broadcom shall maintain accurate books and records that enable the calculation of royalties payable hereunder to be verified. Broadcom shall
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retain the books and records for each calendar quarter for three (3) years after the submission of the corresponding report (but no later than two (2) years after the termination of this Agreement). Upon ten (10) days prior written notice to Broadcom, independent certified public accountants selected by Sonics, reasonably acceptable to Broadcom, may have access (pursuant to Broadcom’s standard confidentiality agreement) to Broadcom’s books and records during Broadcom’s normal business hours at mutually agreed times to conduct a review or audit no more than once per calendar quarter (and lasting no longer than four (4) days), for the purpose of verifying the accuracy of Broadcom’s payments and compliance with this Agreement. Any such inspection or audit shall be at Sonics’ expense, however, in the event an inspection reveals underpayment of five percent (5%) or more in any audit period. Broadcom shall pay all reasonable costs of the inspection. Broadcom shall promptly pay to Sonics any underpayment identified in such an audit with interest from the date such amount(s) were due at a rate calculated as set forth in Section 5.6. Notwithstanding any provision to the contrary set forth in this Section 5.7 or elsewhere in this Agreement, upon a Change of Control of Sonics involving a competitor of Broadcom, the only information the auditor may provide to such competitor (or Sonic) concerning the audit of Broadcom’s records shall be limited to the fact of whether Broadcom is in compliance or not, and if not, the amount by which Broadcom is not in compliance.
6. EXPIRATION AND TERMINATION
     6.1 Expiration. This agreement shall expire [***] from the Effective Date unless terminated in accordance with this Article 6 (“Term”), or in accordance with Section 5.2.
     6.2 Termination by Parties. If either Broadcom or Sonics breaches a material provision of this Agreement and does not cure such breach within thirty (30) days after written notice from the non-breaching party or fails to commence in good faith such cure during this period in the event such breach is not capable of cure within thirty (30) days, the non-breaching party shall have the right at its option to terminate this Agreement immediately and all licenses granted hereunder shall be deemed immediately terminated; provided, however, that if the parties pursue dispute resolution under this Agreement, the non-breaching party shall have no right to terminate this Agreement (and if Sonics is the non-breaching party, Sonics shall not terminate, without limitation, the licenses granted under Section 2 hereof) until such time as the arbiters have rendered a decision that the party as to which termination is sought has breached this Agreement and has failed to cure, or shall not be given the opportunity to cure, such breach.
     6.3 No Retention of Licensed Technology. Upon expiration or termination of this Agreement, Broadcom shall immediately destroy or delete all copies of all Licensed Technology in its possession whether in electronic or any other form. Upon written request by Sonics, Broadcom shall certify in writing that all Licensed Technology or Confidential Information (and any copies in written or other tangible form) have been destroyed or deleted. Notwithstanding the foregoing and subject to the provisos at the end of this sentence, after the termination of this Agreement or any extensions or renewals thereof (and provided Broadcom was not in material breach at the time of such
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termination), Broadcom shall have the right to sue the Key, Deliverables and the Documentation solely to perform Bug Fixes (as defined below) on any Devices for which Broadcom has taped out integrated circuits by the end of the Term; provided, that Broadcom has paid in full and in a timely manner any and all maintenance and support fees set forth herein, and continues to pay such maintenance and support fees during the period Broadcom continues to use the Key, Deliverables and Documentation under this Section 6.3. For purposes of this Section 6.3, the term “Bug Fix” means correcting logic or timing errors in the Deliverables. The term Bug Fix does not include changes of any kind whatsoever to the functionality or features of a Device. Broadcom may retain sufficient copies of the Deliverables and Documentation for use as contemplated under this Section 6.3 after termination of this Agreement so long as Broadcom continues to pay such maintenance and support fees.
     6.4 Consequences of Expiration or Termination. Upon expiration or termination of this Agreement, the licenses and rights granted hereunder and the obligations imposed hereunder shall cease except that the following shall survive any expiration or termination: (i) the obligations of Sections 2.1, 2.2, 3.2, 3.3, 4.3, 5.3, 5.4, 5.5, 5.6, 5.7, 6.3 and 6.4 and Articles 7, 8, 9, 10 and 11; (ii) subject to the continuing payment of royalties, Broadcom’s right to make, have made, offer to sell, sell, import or otherwise distribute Devices under Section 3.1(b), where such Devices have already been taped out as of the expiration or termination, and (iii) any right or obligation of a party that has accrued as of the Effective Date of any termination or expiration, including without limitation, obligations to pay amounts owed, shall survive termination or expiration.
7. WARRANTIES
Sonics represents and warrants that, for a period of [***] from Sonics’ delivery to Licensee of each Deliverable, the Licensed Technology and such other Deliverables shall operate in conformity with all Documentation and other detailed and functional specifications for the Licensed Technology and such Deliverables and that the media on which the Licensed Technology and other Deliverables are delivered will be free from defects under normal use. Sonics’ obligations under this warranty, at Sonics’ option, are limited to promptly providing the Broadcom with a copy of corrected Deliverables (or portion thereof) or refunding the license fee and any maintenance charges paid hereunder.
In addition, Sonics represents and warrants that (a) as of the date of execution of this Agreement by Sonics, there is no Intellectual Property Right licensed from a third party with respect to the Licensed Technology and all other Deliverables for which Sonics is obligated to pay royalties or other consideration to any third party; (b) Sonics owns the Licensed Technology and all other Deliverables, or uses the Licensed Technology and all other Deliverables pursuant to a valid license that will be validly assigned to Licensee, and Licensee has the right to transfer or license the Licensed Technology and all other Deliverables and as contemplated by this Agreement; (c) it has and, at all times during which this Agreement remains in effect, will have title to the Licensed Technology and all other Deliverables; (e) Sonics has the full power and authority to grant the licensees being granted under this Agreement; (f) the Licensed Technology or its use thereof by
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Licensee as contemplated hereunder does not infringe the Intellectual Property Rights of any third party or violate any third party rights, violate or constitute a material default under or a material breach of any agreement with third parties, require the consent or approval of any party or result in the creation of any right that may adversely effect the exercise of Licensee’s rights under this Agreement; and (g) Sonics does not have any knowledge of any pending or threatened claims, suits, challenges or similar actions relating to Licensed Technology and warrants that it will promptly notify Licensee if it becomes aware of any such claim, suit, challenge or similar action.
EXCEPT AS PROVIDED FOR IN THIS AGREEMENT, BROADCOM ACKNOWLEDGES AND AGREES THAT THE LICENSES GRANTED UNDER THIS AGREEMENT, THE LICENSED TECHNOLOGY AND THE CONFIDENTIAL INFORMATION ARE PROVIDED “AS IS” AND THAT SONICS MAKES NO WARRANTIES UNDER THIS AGREEMENT, EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF PARTY RIGHTS, OR WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OR TRADE PRACTICE.
SONICS DISCLAIMS ON BEHALF OF ALL CONTRIBUTORS TO ANY OPEN SOURCE SOFTWARE USED IN THE LICENSED TECHNOLOGY ALL WARRANTIES AND CONDITIONS, EXPRESS AND IMPLIED, INCLUDING WARRANTIES OR CONDITIONS OF TITLE AND NON-INFRINGEMENT, AND IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE; SONICS EXCLUDES ON BEHALF OF ALL SUCH CONTRIBUTORS ALL LIABILTY FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, INCIDENTAL AND CONSEQUENTIAL DAMAGES. THE SOURCE CODE FOR ALL SUCH OPEN SOURCE SOFTWARE IS AVAILABLE FROM SONICS.
8. INDEMNIFICATION
     8.1 [***].
     8.2 [***].
     8.3 [***].
9. LIMITATION OF LIABILITY
IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER HEREUNDER FOR ANY LOST PROFITS, LOSS OF DATA, OR FOR ANY OTHER INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT UNDER ANY CAUSE OF ACTION, OTHER THAN (i) IN CONNECTION WITH SONICS’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 8, (ii) FOR A MATERIAL BREACH BY EITHER PARTY OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT, EVEN IF SUCH
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PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT IN CONNECTIONWITH SONICS’ INDEMNIFICATION OBLIGATIONS HEREUNDER, IN NO EVENT WILL EITHER PARTY’S AGGREGATE LIABILITY UNDER ANY LEGAL THEORY RELATED TO THIS AGREEMENT EXCEED THE AMOUNT PAID BY BROADCOM TO SONICS HEREUNDER, PROVIDED, HOWEVER, THAT NOTHING IN THE FOREGOING SECTION SHALL OPERATE TO DEPRIVE EITHER PARTY OF ANY REMEDIES OR DAMAGES THEY ARE OR MAY BE ENTITLED TO FOR THE MISAPPROPRIATION OF TRADE SECRETS, OR THE INFRINGEMENT OF ANY PATENTS, COPYRIGHTS OR TRADEMARKS.
10. CONFIDENTIALITY
     10.1 Confidentiality Obligations. A party receiving Confidential Information (“Receiving Party”) shall treat as confidential all Confidential Information received from the other party (“Disclosing Party”) and shall not use such Confidential Information except as expressly permitted under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure of Confidential Information. The Receiving Party agrees to limit access to Confidential Information to those of its employees and contractors having a reasonable need to know such information in connection with this Agreement or their reasonable business needs. The Receiving Party agrees not to provide access to the Confidential Information to persons other than its employees or contractors without the prior written consent of the Disclosing Party. Any person to whom such Confidential Information is disclosed by the Receiving Party shall be subject to the same obligations as regards disclosure and non-use as the Receiving Party. The Receiving Party shall assume responsibility and accept liability for the non-fulfillment of these obligations from any person given access to the Confidential Information. The Receiving Party shall not directly or indirectly cause or permit any Confidential Information to be copied or reproduced unless such copy or reproduction is necessary to fulfill the purposes of this Agreement. Any such copy shall be marked confidential and, when appropriate, marked as proprietary to the Disclosing Party. Disclosures in non-documentary form made orally or by visual inspection shall be deemed Confidential Information and protected hereunder unless otherwise provided in writing by the Disclosing Party.
     10.2 Exclusions. The obligations in this Article 10 shall not apply if and to the extent that the Receiving Party establishes by written proof that the Confidential Information:
          (a) was already known to the Receiving Party prior to its first receipt of the same from the Disclosing Party;
          (b) was in the public domain on the Effective Date or is subsequently placed in the public domain without breach of this Agreement;
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          (c) was received by the Receiving Party in good faith from a third party lawfully in possession thereof and without an obligation to maintain the confidentiality of the Confidential Information;
          (d) was developed independently by the receiving Party’s employees or subcontractors;
          (e) was required by law to be disclosed, provided that notice of such legally required disclosure is delivered to the Disclosing Party prior to disclosure so that the Disclosing Party may contest such disclosure; or
          (f) was approved for release in advance and in writing by the Disclosing Party.
     10.3 Continuing Obligation. The obligations imposed by this Article 10 shall expire three (3) years after the expiration or termination of this Agreement.
11. GENERAL PROVISIONS
     11.1 Trademark Grant. Sonics hereby grants to Broadcom a nonexclusive, nontransferable license (without the right to sublicense) to sue, reproduce and display any trademarks owned or controlled by Sonics and authorized explicitly in writing for use by Broadcom (“Trademarks”) in connection with (i) the exercise of Broadcom’s rights hereunder with respect to a Device or a customer License and/or (ii) any related packaging, marketing, publicity, demonstration, promotional, advertising, instructional or other material. Broadcom shall include an appropriate trademark indicator (“™” or “®”) in connection with the use of the Trademarks in any packaging, marketing, publicity, demonstration, promotional, advertising, instructional or other material. Broadcom acknowledges that, as between the parties, all worldwide rights associated with Trademarks and all goodwill attached thereto belong exclusively to Sonics. Broadcom shall not reproduce or sue the Trademarks in any manner whatsoever other than as expressly authorized by this Agreement or permitted by applicable law without a license. Broadcom acknowledges that it has not acquired, and will not acquire, any right, title or interest in or to the Trademarks except the limited right to use the Trademarks as expressly set forth in this Agreement. Sonics shall retain the exclusive right to apply for and obtain registrations for its Trademarks throughout the world. Broadcom agrees to immediately discontinue any use of any Sonics’ Trademarks by Broadcom to which Sonics objects.
     11.2 Severability. If any provision of this Agreement is held to be ineffective, unenforceable or illegal for any reason, such decision shall not affect the validity or enforceability of any or all of the remaining portions thereof.
     11.3 No Assignment. Neither this Agreement nor any interest therein or part thereof shall be transferable or assignable by Broadcom, by operation of law or otherwise, without Sonics’ prior written consent.
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     11.4 Relationship of Parties. The relationship of Broadcom and Sonics established by this Agreement is that of independent contractors, and nothing contained in the Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.
     11.5 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California, except that its conflict of law rules shall not apply. Any action arising out of any dispute between any of the parties to this Agreement shall be brought in either the Superior Court for the County of Santa Clara or the United States District Court for the Northern District of California, and each of the parties hereto hereby submits itself to the exclusive jurisdiction of such courts for purposes of any such action.
     11.6 Waiver. No failure or delay on the part of either party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof, or of any other power, right or privilege.
     11.7 Export. All obligations by Sonics to furnish Licensed Technology under this Agreement are subject to U.S. export control laws and regulations and agrees to comply with such laws and regulations prior to undertaking any such reexports to the extent, of course, such actions are expressly authorized under the terms of this Agreement.
     11.8 Announcement. Neither party shall publish a press-release announcing the existence of this Agreement. Both parties shall be free to disclose their relationship with the other party in sales or marketing presentations to companies that desire to use that party’s products. However, the terms of this agreement shall not be disclosed by either party.
     11.9 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and merges and supersedes all prior oral and written agreements, understandings and representations. No addition or modification to this Agreement is valid unless made in writing and signed by both parties hereto.
     11.10 Notice. Unless either party notifies the other of a different address, any notice or other communication required or permitted hereunder shall be sufficiently given, if sent by facsimile, overnight delivery, registered mail, postage prepaid, return receipt requested, addressed as follows:
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For Sonics:	For Broadcom:

2440 W. El Camino Real, Ste. 600	16215 Alton Parkway

Mountain View, CA 94040	Irvine, CA 92618

Fax: 650-938-2577	Fax: 949-450-0504

Attention: President	Attention: Vice President of Business Affairs and General Counsel

With copy to: Director, Legal Affairs
     11.11 Technical Contacts. The Parties hereby appoint the following persons as the technical contacts for this Agreement. The technical contacts shall be responsible for coordinating disseminating and receiving all technical information or Licensed Technology, monitoring the development and use of the Licensed Technology, evaluating any Deliverables, and any other technical discussion relating to this Agreement.

Sonics Technical Contact		Broadcom Technical Contact
Name:	John Ivie	Name:	David Crohn
Title:	Director, Applications Engineering	Title:	Senior Manager, Engineering
Phone:	650-605-6120	Phone:	480-753-2281
Mobile:	408-805-0485	Mobile:
E-Mail:	ivie@sonicsinc.com	E-Mail:	dcrohn@broadcom.com
     IN WITNESS WHEREOF, each of the parties hereto has caused the Agreement to be executed in duplicate originals by its duly authorized officers or representatives.

SONICS, INC	BROADCOM CORPORATION

By: /s/ Grant A. Pierce	By: /s/ Edward H. Frank

Name: Grant A. Pierce	Name: Edward H. Frank

Title: President & CEO	Title: VP

Date: December 19, 2003	Date:12/19/03
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BROADCOM CONFIDENTIAL
EXHIBIT A
COMMENCEMENT NOTICE

TO:	Sonics Inc. (“Sonics”)	FROM:
ATTN:	Program Manager	AT:	(“Broadcom”)
FAX NO.:	(650) 938-2577	FAX NO.:
DATE:			(Please provide fax number to which Sonics should respond)
In accordance with the terms and conditions of the Master Technology License Agreement entered into by and between Broadcom and Sonics as of January 1, 2003 (the “Agreement”) and pursuant to Section 4.2 thereof, Broadcom hereby notifies Sonics of the start of development of a new Device as identified below:
Development of the following Device has been commenced as of                     , 200___, using the Licensed Technology licensed to Broadcom in the Agreement.
Name of Broadcom Device:
Broadcom Location where Device is Being Designed:
Description:

Sonics IP Core Used: (check all that apply)	Signature:
SiliconBackplane™ MicroNetwork IP Core MemMax™ Memory Scheduler IP Core
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BROADCOM CONFIDENTIAL
EXHIBIT B
ROYALTY REPORTING FORM
Broadcom Royalty Report for Devices incorporating Sonics IP Cores
(pursuant to January 1, 2003 Master Technology License Agreement)
FOR REVIEW SOLELY BY THOSE AUTHORIZED UNDER SECTION 5.5 THEREIN

Quarter Ending:	Report Date:

Broadcom Part
Number/Bond out	Units sold this				Royalty Rate
Number	quarter (or				Basis (per Device/
incorporating	cumulatively for	Net Sales price of			or percentage of
Sonics IP	initial report)	each device	Total Net Sales	Royalty Rate	Net Sales)	Royalty Due	Comment

TOTAL ROYALTY DUE
This report is, to the best of my knowledge, a true and correct representation of the facts set forth herein.
BROADCOM CORPORATION
By:
Name:
Title:
Date:
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